Exhibit 10.2

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of the 13th day of June, 2013, by and among each of the parties identified on Exhibit “A-1” hereto (each, a “Seller”) and BRE/Industrial Acquisition Holdings 1, L.L.C., a Delaware limited liability company (the “Purchaser”).

WITNESSETH:

WHEREAS, pursuant to the terms and conditions of that certain Purchase and Sale Agreement dated as of May 17 2013, between Seller and Purchaser (the “Agreement”), Buyer has agreed to purchase certain Property, as more particularly described in the Agreement; and

WHEREAS, Seller and Purchaser now desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Removal of Glenn Dale and Culpeper. Glenn Dale and Culpeper are hereby removed as Properties from the Agreement and all references and their context in the Agreement (including the Exhibits and Schedules thereto) to Glenn Dale and Culpeper, or their respective Property Owners, are deleted in their entirety.

2. Purchase Price. The first sentence of Section 2.2 of the Agreement is hereby deleted in its entirety and the following is substituted therefore:

The aggregate purchase price for all of the Properties (the “Purchase Price”) shall be Two Hundred Twelve Million Eight Hundred Ninety Thousand and 00/100 Dollars ($212,890,000.00), allocated among the Properties as indicated on Exhibit “A-4”, and shall consist of and be payable as follows:

3. Exhibit “A-4”. Exhibit “A-4” of the Agreement is hereby deleted in its entirety and Exhibit “A-4” attached hereto is substituted therefore.

4. Leased Space. The definition of Leased Space in the Agreement is hereby deleted in its entirety and the following is substituted therefore:

“Leased Space” means the total amount of rented gross rentable area at all of the Properties, taken together, and is conclusively agreed to by the parties for purposes of this Agreement to be 3,075,948 square feet.

5. Tenant Estoppels and Seller Estoppels. Section 8.2.3 of the Agreement is hereby deleted in its entirety and the following is substituted therefore:

8.2.3. The Sellers shall have delivered to Purchaser Tenant Estoppel Certificates from (i) sufficient Tenants so that there shall have been obtained, in the aggregate, Tenant Estoppel Certificates covering not less than 70% of the Leased Space (including at least the Super Major Tenants and four (4) out of five (5) of the Major Tenants) that is not leased to the GSA or to any other instrumentality of the U.S. federal government (for example, if the total Leased Space were 125 square feet, and if the GSA and other U.S. federal government tenants leased 25 square feet of the Leased Space, the required threshold pursuant to this Section 8.2.3 would be 70 square feet, or 70% of 100 square feet), (ii) all of the Tenants listed as Super Major Tenants on Schedule 8.2.3 attached hereto (the “Super Major Tenants”), and (iii) at least four (4) of the Tenants listed as Major Tenants on Schedule 8.2.3 attached hereto (the “Major Tenants”). Notwithstanding the foregoing, with respect to any Lease, a Seller shall have the right (but shall not be obligated) to substitute an estoppel certificate executed by such Seller (a “Seller Estoppel Certificate”) containing the information set forth in the form of the Seller’s Estoppel Certificate attached hereto as Exhibit “O-2” with respect to such Lease, and such estoppel certificate shall have the same effect under this Section 8.2.3 as an estoppel certificate executed by the Tenant; provided, however, that Seller Estoppel Certificates shall not be permitted to cover either (x) Major Tenants or Super Major Tenants or (y) more than 15% of the Leased Space (including Major Tenants and Super Major Tenants) that is not leased to the GSA or to any other instrumentality of the U.S. federal government. If the applicable Tenant shall thereafter provide a Tenant Estoppel Certificate to Purchaser, then such Seller’s Estoppel Certificate shall thereupon be null and void and of no further force or effect. For purposes of this Section 8.2.3 only, the term “Leased Space” shall not include any space leased by the GSA or another instrumentality of the U.S. federal government.

6. Schedule 8.2.3. Schedule 8.2.3 of the Agreement is hereby deleted in its entirety and Schedule 8.2.3 attached hereto is substituted therefore.

7. Contingent Property Closing. The following is added to the Agreement as Section 8.2.7:

8.2.7. The closing on those certain properties commonly known as Glenn Dale and Culpepper pursuant to the terms of that certain Purchase and Sale Agreement between Glenn Dale Business Center, L.L.C. and FPR Holdings Limited Partnership, as Seller, and BRE/Industrial Acquisition Holdings 1, L.L.C., as Purchaser, dated June     , 2013 (the “Contingent Property Purchase Agreement”) shall have previously occurred or shall occur simultaneously with the transaction contemplated by this Agreement. Notwithstanding the foregoing, this conditions precedent shall not apply in the event that such closing does not occur (i) as a result of a Purchaser default under the Contingent Property Purchase Agreement or (ii) pursuant to Section 12.13 of the Contingent Property Purchase Agreement.

8. Full Force and Effect; Defined Terms. Except as expressly amended or supplemented hereby, the Agreement is and shall remain in full force and effect in accordance with its original terms and conditions. Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Agreement.

9. Counterparts and Delivery. This Amendment may be executed in one or more counterparts and may be delivered by facsimile or electronic mail, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, Sellers and Purchaser have executed this Amendment as of the date first above written.

SELLERS:

FP PROPERTIES, LLC

FP NAVISTAR INVESTORS, LLC

FP PROPERTIES, LLC

GLENN DALE BUSINESS CENTER, L.L.C.

FP CANDLEWOOD, LLC

FPR HOLDINGS LIMITED PARTNERSHIP

INTERSTATE PLAZA HOLDING LLC

FP NORTHRIDGE, LLC

FP RIVERS BEND, LLC

FP RIVERS BEND LAND, LLC

FP 601 MEADOWVILLE ROAD, LLC

FP 500 & 600 HP WAY, LLC

1400 CAVALIER, LLC

FP DIAMOND HILL, LLC

FP CAMPOSTELLA ROAD, LLC

GATEWAY HAMPTON ROADS, LLC

LUCAS WAY HAMPTON, LLC

By:  First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, in its capacity as sole member, sole general partner or the direct or indirect holder of all ownership interests in the sole member or sole general partner of each of the above-listed entities

By: First Potomac Realty Trust, a Maryland real estate investment trust, its sole general partner

By:	/s/ Nicholas R. Smith
Name:	Nicholas R. Smith
Title:	Executive VP

[Signatures continue on the following page.]

PURCHASER:

BRE/Industrial Acquisition Holdings 1, L.L.C., a Delaware limited liability company

By:	/s/ Andrew Lax

Name:	Andrew Lax
Title:	Managing Director and Vice President

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